Exhibit 99.01

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400

FOR IMMEDIATE RELEASE:	May 15, 2012

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Salvatore J. Zizza
Chairman of the Board & Chief Executive Officer
Phone: (630) 954-0400 Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Reports Second Quarter Fiscal 2012 Results

OAKBROOK TERRACE, IL, May 15, 2012 - General Employment Enterprises, Inc. (NYSE Amex: JOB) today reported a second quarter net loss for fiscal 2012 of ($515,000) or 2 cents per diluted share on net revenues of $12,702,000 compared to a net loss of ($104,000) or 1 cent per diluted share on net revenues $7,904,000  in the second quarter of  fiscal 2011.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was a ($319,000) for the three months ended March 31, 2012 as compared to $124,000 for the three months ended March 31, 2011.

Commenting on the Company's performance, Salvatore J. Zizza, Chairman of the Board & CEO stated, “We made significant investments during the quarter in our people and infrastructure which should enable us to better compete in a difficult market.  In order to attract, retain and motivate the operating teams in a competitive marketplace, we made a change to the compensation policy in the Professional Services Division.  This change offered base salaries instead of salary advances to our consultants.  Furthermore, we’ve seen a 41% decrease in our Agricultural Division revenues as we lost a major customer.  Lastly, we did not have the benefit of Management Services segment with the termination of the agreement in July 2011.  These challenges more than offset significant revenue and operating profit growth in our Light Industrial Division.  We believe we are in a better position to realize a marked improvement in operating income during the second half of fiscal 2012.”

Business Information

General Employment Enterprises, Inc. (the “Company”) provides contract and placement staffing services for business and industry, primarily specializing in the placement of information technology, engineering, agricultural and accounting professionals.  Effective November 1, 2010, the Company and its wholly-owned subsidiary, Triad Personal Services, Inc., an Illinois corporation, entered into an asset purchase agreement, with DMCC Staffing, LLC, an Ohio limited liability company (“DMCC”), RFFG of Cleveland, LLC, an Ohio limited liability company (“RFFG of Cleveland”), and Thomas J. Bean, for the purchase of certain assets of DMCC and RFFG of Cleveland, including customer lists, comprising DMCC and RFFG of Cleveland’s Industrial services business.  DMCC and RFFG of Cleveland’s services business is operated from offices in Ohio and provides labor and human resource solutions, including temporary staffing, human resources and payroll outsourcing services, labor and employment consulting and workforce solution.  In August of 2011, the Company purchased certain assets of Ashley Ellis, LLC, a professional staffing and placement business.

Forward-Looking Statements

The statements made in this press release which are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in our annual report on Form 10-K for the fiscal year ended September 30, 2011, and in our other filings with the SEC. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the Company’s performance.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.  In addition, because not all Companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies.  Reconciliation of the non-GAAP financial measures to GAAP is provided.

GENERAL EMPLOYMENT ENTERPRISES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands, Except Per Share)

	Three Months Ended March 31		Six Months Ended March 31
	2012	2011	2012	2011
Net revenues:
Contract services	$11,064	$6,626	$21,971	$11,512
Placement services	1,638	990	3,511	1,913
Management Services	-	288	-	450

Net revenues	12,702	7,904	25,482	13,875
Cost of contract services	9,438	5,803	18,760	9,918
Selling, general and administrative expenses	3,624	2,025	6,907	3,760
Amortization of intangible assets	100	155	200	249

Loss from operations	(460)	(79)	(385)	(52)
Other expense, net	55	25	107	38

Net loss	$(515)	$(104)	$(492)	$(90)

Average number of shares – basic and diluted\	21,699	20,447	21,699	17,652

Net loss per share - basic and diluted	$(0.02)	$(0.01)	$(0.02)	$(0.01)

Reconciliation of net loss to EBITDA:
	Three Months Ended March 31		Six Months Ended March 31
	2012	2011	2012	2011

Net loss	$(515)	$(104)	$(492)	$(90)
Interest expense	55	25	107	38
Depreciation, amortization	141	203	275	345
EBITDA	(319)	124	(110)	293

EBITDA is defined as net earnings attributable to commons stockholders plus interest (income)-net, income taxes and depreciation and amortization.  We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other parties in the evaluation of companies in our industry.

GENERAL EMPLOYMENT ENTERPRISES, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
(In Thousands)

	March 31	September 30
	2012	2011
Assets:
Cash and cash equivalents	$95	$314
Accounts receivable, net	6,484	6,604
Other current assets	262	190

Total current assets	6,841	7,108

Property and equipment, net	540	409
Goodwill	1,280	1,280
Intangible assets, net	2,499	2,699

Total assets	$11,160	$11,496

Liabilities and shareholders' equity:
Current liabilities	$6,339	$6,121
Long-term obligations	573	681
Shareholders' equity	4,248	4,694

Total liabilities and shareholders' equity	$11,160	$11,496